EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-139780, 333-137592, 333-134297, 333-125628, 333-114676, 333-103877, 333-97851, 333-88324, 333-74532, 333-53892, 333-42948, 333-38770, 333-11033, 333-03065, 333-03067, 333-37063, 333-20447, 333-56103, and 333-65291; and Form S-3 Nos. 333-16309 and 333-77020) of Phoenix Technologies Ltd. of our reports dated November 14, 2007, with respect to the consolidated financial statements and schedule of Phoenix Technologies Ltd., and the effectiveness of internal control over financial reporting of Phoenix Technologies Ltd., included in the Annual Report (Form 10-K) for fiscal year ended September 30, 2007.

/s/ Ernst & Young LLP
Palo Alto, California
November 14, 2007